UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: July 21, 2017

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01    Entry into a Material Definitive Agreement
On July 21, 2017, Function(x) Inc. (the “Company”) entered into an Amendment and Mutual Release Agreement (the “Agreement”) with all holders of the Company’s Series G Preferred Stock (each, a “Holder” and collectively, the “Holders”) other than (i) affiliates of Robert FX Sillerman (“Sillerman”), the Company’s Executive Chairman and Chief Executive Officer and (ii) the law firm which was outside counsel to the Company at the time of the Series G offering. Pursuant to the terms of the Agreement, the Company agreed to make a cash payment (the “Cash Payment”) to each of the Holders in an aggregate amount equal to ninety percent (90%) of each such Holder’s investment in the Company’s Series G Preferred Stock (such Cash Payment to be made in four (4) equal installments according to the terms of the Agreement), in exchange for (i) the Holders agreement to amend and restate the Certificate of Designations, Preferences and Rights of the Series G Stock (the “A&R Certificate of Designation”) ; and (ii) a settlement of and mutual release of (x) the Company and (y) each of the Holders (and their successors and assigns), each relating to any and all actions, obligations and losses that the Company or any of the Holders suffered by reason of or arising out of that certain Subscription Agreement, dated May 2, 2017 (the “Subscription Agreement”), the Offering (as such term is defined in the Subscription Agreement), the issuance and sale of the Company’s Series G Preferred Stock and any and all disclosures, representations and/or warranties made in connection therewith and any and all matters related to any of the foregoing, whether or not known or unknown.
The Agreement also provides that the Holders may put the shares of Series G Preferred Stock to the Company at any time following the six (6) month anniversary of the Agreement at a price equal to $100 per share of the Series G Preferred Stock. Additionally, the Agreement provides that the Company may call the shares of Series G Preferred Stock at any time following the date of the Agreement a price equal to $105 per share of Series G Preferred Stock. The price for the put and the call increase 5% per annum.
In connection with the execution of the Agreement, Sillerman executed a Personal Guaranty, dated as of even date therewith, for the benefit of the Holders, guaranteeing the punctual payment, performance and observance when due, of all of the Company’s monetary obligations under the Agreement and all other sums due from the Company to the Holders arising under the Agreement.
For a description of the terms of the A&R Certificate of Designation please see Item 5.03 of this Form 8-K (which is qualified entirely by the terms of the A&R Certificate of Designation filed herewith as Exhibit 3.1). The description of the terms of the Agreement set forth herein are for information purposes only and are qualified in their entirety by the terms of the Agreement filed herewith as Exhibit 10.1.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Brian Rosin, the Company’s Chief Operating Officer, has resigned from that position, effective July 31, 2017.
Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 21, 2017, the Company filed the A&R Certificate of Designation with the Secretary of State of the State of Delaware with respect to the Company’s Series G Convertible Preferred Stock. The A&R Certificate of Designation, among others, amends the Holders’ conversion right with respect to the share of Series G Convertible Preferred Stock. All shares of Series G Convertible Preferred Stock are now convertible into ten (10) shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).

The A&R Certificate of Designation also includes punitive measures for the Company’s failure to timely convert such shares of Series G Preferred Stock into Common Stock upon receipt of a valid conversion notice from a Holder. Additionally, the A&R Certificate of Designation includes a covenant whereby the Company has agreed to take all action necessary to reserve and keep available enough shares of Common Stock as shall from time to time be necessary to effect the conversion of all shares of the Company’s Series G Preferred Stock. Finally, the A&R Certificate of Designation increases the percentage of Holders required to amend the A&R Certificate of Designation from what was previously the affirmative vote of twenty-five percent (25%) of the Holders plus Sillerman to the current requirement of the affirmative vote of fifty-one percent (51%) of the Holders. The affirmative vote of Sillerman is no longer a prerequisite for further amendment of the Certificate of Designation.

The description of the terms of the A&R Certificate of Designation set forth herein are for information purposes only and are qualified in their entirety by the terms of the A&R Certificate of Designation filed herewith as Exhibit 3.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.    Description

3.1        Form of Amended and Restated Certificate of Designations, Preferences and Rights of the Series
G Convertible Preferred Stock.
10.1        Amendment and Mutual Release Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC.

Date: July 26, 2017	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President